Exhibit A


                RESTATED ARTICLES OF INCORPORATION

                                OF

                     IWC RESOURCES CORPORATION


          IWC Resources Corporation (hereinafter referred to as the "Corporation"), having duly elected to be governed by IC 23-1-18 through IC 23-1-54 (except for IC 23-1-18-3,
  IC 23-1-21 and IC 23-1-53-3) effective April 1, 1986, and desiring to amend and restate its Articles of Incorporation effective April 1, 1986, pursuant to the provisions of the Indiana Business Corporation Law (hereinafter referred to as the "Corporation Law"), submits the following Restated Articles of Incorporation:


                             ARTICLE I

                               Name

          The name of the Corporation is IWC Resources
  Corporation.


                            ARTICLE II

                        Purposes and Powers

          Section 1. Purposes of the Corporation. The purposes for which the Corporation is formed are (a) to engage in the general business of holding the stock, securities or other obligations of various other corporations or entities, either in existence or subsequently formed, and to carry on such activities of every kind and nature as may be allied or incidental to such general business, and (b) to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

          Section 2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and
  (c) all powers authorized by or vested in the Corporation by the provisions of these Restated Articles of Incorporation or by the provisions of its Bylaws as from time to time in effect.
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                            ARTICLE III

                        Terms of Existence

          The period during which the Corporation shall continue is perpetual.


                            ARTICLE IV
                    Registered Office and Agent

          The street address of the Corporation's registered office at the time of adoption of these Restated Articles of Incorporation is 1220 Waterway Boulevard, Indianapolis, Indiana 46202, and the name of its Resident Agent at such office at the time of adoption of these Restated Articles of Incorporation is Dale B. Luther.


                             ARTICLE V

                              Shares

          The total number of shares which the Corporation has authority to issue shall be 12,000,000 shares, consisting of 10,000,000 common shares (the "Common Shares") and
  2,000,000 special shares (the "Special Shares"). The Corporation's shares do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Corporation's shares shall be deemed to have a par value of $1.00 per share.


                            ARTICLE VI

                          Terms of Shares

          Section 1. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana, including the power to purchase, redeem or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption or other acquisition, to satisfy the preferential
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  rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed or otherwise acquired, unless otherwise expressly provided with respect to a series of Special Shares in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of such series). Shares of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption or other acquisition, or within thirty
  (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

          The Board of Directors of the Corporation may dispose of, issue and sell shares in accordance with, and in such amounts as may be permitted by, the laws of the State of Indiana and the provisions of these Restated Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued and sold to such persons, firms or corporations as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

          When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

          The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (and without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Special Shares in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to
  Section 3(a) of this Article VI describing the terms of such series). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

          Section 2. Terms of Common Shares. The Common Shares shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding Special Shares issued under this Article VI, the holders of Common Shares shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of Common Shares by the Corporation), if any, as are declared and paid from time to time on the Common Shares at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Special Shares of the full amount to which they shall be entitled under this Article VI, the holders of Common Shares shall be entitled, to the exclusion of the holders of the Special Shares of any and all series, to share, ratably according to the number of shares of Common Shares held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

          Section 3.  Terms of Special Shares.

          (a) Special Shares may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations and relative voting and other rights as shall be set forth in these Restated Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Special Shares and may determine the preferences, limitations and relative voting and other rights of one or more series of Special Shares before the issuance of any shares of that series by the adoption of an amendment to these Restated Articles of Incorporation that specifies the terms of the series of Special Shares. All shares of a series of Special Shares must have preferences, limitations and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Restated Articles of Incorporation so provides, no series of Special Shares need have preferences, limitations or relative voting or other rights identical with those of any other series of Special Shares.

          Before issuing any shares of a series of Special Shares, the Board of Directors shall adopt an amendment to these Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:

                         (i)  To fix the distinctive
          designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased
          (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

                        (ii)  To fix the voting rights
          of such series, which may consist of special, conditional, limited or unlimited voting rights, or no right to vote (except to the extent prohibited by the Corporation Law);

                       (iii)  To fix the dividend or
          distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

                    (1)  the dividend rate, if any, of
               such series;

                    (2)  any limitations, restrictions
               or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

                    (3)  the relative rights of
               priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Shares and shares of any other series of Special
               Shares; and

                    (4)  the form of dividends or other
               distributions, which may be payable at
               the option of the Corporation, the
               shareholder, or another person (and in
               such case to prescribe the terms and
               conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof,

          and to make provisions, in the case of
          dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Director shall determine;

                        (iv)  To fix the price or
          prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

                    (A)  at the option of the
               Corporation, the shareholder or another
               person or upon the occurrence of a
               designated event;

                    (B)  for cash, indebtedness,
               securities, or other property or any
               combination thereof; and

                    (C)  in a designated amount or in an
               amount determined in accordance with a
               designated formula or by reference to
               extrinsic data or events;

                         (v)  To fix the amount or
          amounts payable upon the shares of such
          series in the event of any liquidation,
          dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases or other distributions;

                        (vi)  To determine whether or
          not the shares of such series shall be
          entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

                       (vii)  To determine whether or
          not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of shares of the Corporation or shares of any other series of Special Shares, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                      (viii)  To determine whether or
          not the issued of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Restated
          Articles of Incorporation fixing the terms of any outstanding series of Special Shares theretofore issued pursuant to this Section 3 and, if subject to additional restrictions, the extent of such additional restrictions;
          and

                        (ix)  Generally to fix the
          other preferences or rights, and any
          qualifications, limitations or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations or restrictions shall be in conflict with these Restated Articles of Incorporation or any amendment thereof.

          (b) Special Shares of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Special Shares, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Special Shares in accordance with
     Section 3(a) of this Article VI.

          Section 4.  Terms of Series A Junior Participating
  Preferred Stock.

                    I.  Designation and Amount

          The Corporation shall have a series of Special Shares which shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by amendment to these Articles of Incorporation without shareholder approval; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

                  II.  Dividends and Distribution

          (A) Subject to the rights of the holders of any shares of any series of Special Shares (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Shares of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in shares of Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                        III.  Voting Rights

          The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A)  Subject to the provision for adjustment
  hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Special Shares or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

                     IV.  Certain Restrictions

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                         (i)  declare or pay dividends,
          or make any other distributions, on any
          shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                        (ii)  declare or pay dividends,
          or make any other distributions, on any
          shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A
          Preferred Stock, except dividends paid
          ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                       (iii)  redeem or purchase or
          otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation winding up) to the Series A Preferred Stock; or

                        (iv)  redeem or purchase or
          otherwise acquire for consideration any
          shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section IV purchase or otherwise acquire such shares at such time and in such manner.

                       V.  Reacquired Shares

          Any share of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Shares and may be reissued as part of a new series of Special Shares subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designations creating a series of Special Shares or any similar stock or as otherwise required by law.

            VI.  Liquidation, Dissolution or Winding Up

          Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Shares, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the aggregate amount of which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                 VII.  Consolidation, Merger, etc.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares), into a greater or lesser number of shares of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                         VIII.  Redemption

          The shares of Series A Preferred Stock shall not be redeemable.

                             IX.  Rank

          The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's
  Special Shares.

                           X.  Amendment

          The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

          Section 5.  Terms of Series B Convertible Redeemable
  Preferred Stock.

                    I.  Designation and Amount

          The Corporation shall have a series of Special Shares which shall be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 60,000. Such number of shares may be increased or decreased by amendment to these Articles of Incorporation without shareholder approval; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

                 II.  Dividends and Distributions

          (A) Subject to the rights of the holders of any shares of any series of Special Shares (or any similar stock) ranking prior and superior to the Series B Preferred Stock and the Common Shares with respect to dividends, the holders of shares of Series B Preferred Stock shall be entitled to participate with the holders of the Common Shares in the receipt of dividends and distributions and to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends equal to the per share amount of each cash dividend, and the per share amount (payable in kind) of each non-cash dividend or other distribution, other than a dividend payable in shares of Common Shares or a subdivision of the outstanding shares of Common Shares (by reclassification or otherwise), declared on the Common Shares. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) The Corporation shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in shares of Common Shares). The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                        III.  Voting Rights

          The holders of shares of Series B Preferred Stock shall have the following voting rights:

          (A) Each share of Series B Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

          (B) Except as otherwise provided herein, by the provisions creating any other series of Special Shares or any similar stock, or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C) Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred Stock shall have no voting rights.

                          IV.  Conversion

          (A) General. Any holder of outstanding Series B Preferred Stock may, at any time, convert all but not less than all of said shares owned by said holder into Common Shares, at the Conversion Rate (as such term is defined below) as then in effect.

          (B) Conversion Rate and Adjustments. The initial Conversion Rate shall be one (1) Common Share for each share of Series B Preferred Stock (the "Conversion Rate"). In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                          V.  Redemption

          (A) Mandatory Redemption. On July 14, 1998 (the "Redemption Date") the Corporation shall redeem all of the shares of Series B Preferred Stock then outstanding out of funds legally available therefor at a redemption price equal to $23.25 per share, subject to adjustment as set forth below (as adjusted, the "Redemption Price"), together with an amount equal to unpaid dividends thereon to the date of redemption.
  In the event of any change in the Series B Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Redemption Price shall be appropriately adjusted.

          (B) Notice of Redemption. At least thirty (30) days prior to the Redemption Date, the Corporation shall notify the holders of the Series B Preferred Stock of the procedures to be followed in connection with the redemption; provided, however, that the failure to give such notice (the "Redemption Notice") shall not affect any of the Corporation's rights hereunder or the validity of such redemption. The Redemption Notice shall be sent to the holders of the Series B Preferred Stock at their addresses as they appear on the records of the Corporation.
  The holders of the Series B Preferred Stock may continue to exercise the right of conversion provided in Article IV hereof until the Redemption Date notwithstanding the Corporation's giving of the Redemption Notice.

          (C) Procedures for Redemption. If, on or prior to the Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust with a bank or trust company for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), then on and after the Redemption Date, notwithstanding that any certificate for shares of the Series B Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of the Series B Preferred Stock shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Series B Preferred Stock shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds so set aside in trust the amount payable on redemption thereof without interest thereon.

          In case the holders of shares of the Series B Preferred Stock which shall have been redeemed shall not within one year (or any longer period if required by law) after the Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Redemption Price thereof without interest thereon.

          (D) Status After Redemption. Shares of Series B Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Special Shares of the Corporation and may be reissued by the Corporation at any time as shares of any class or series of Special Shares other than as shares of Series B Preferred Stock.

            VI.  Liquidation, Dissolution or Winding Up

          Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount to be distributed per share to holders of shares of Common Shares. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the aggregate amount of which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                 VII.  Consolidation, Merger, etc.

          In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding shares of Common Shares (by reclassification or otherwise than by payment of a dividend in shares of Common Shares) into a greater or lesser number of shares of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

                            VIII.  Rank

          The Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's
  Special Shares.

                          IX.  Amendment

          The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series.


                            ARTICLE VII

                           Voting Rights

          Section 1.  Common Shares.  Except as otherwise
  provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the

  Board of Directors establish, the Common Shares have unlimited voting rights and each Common Share shall, when validly issued by the Corporation, entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

          Section 2. Special Shares. Except as required by the Corporation Law or by the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to
  Section 3(a) of Article VI hereof describing the terms of Special Shares or a series thereof, the holders of Special Shares shall have no voting rights or powers. Special Shares shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 3(a) of Article VI hereof describing the terms of Special Shares or a series thereof (which provisions may provide for special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.


                           ARTICLE VIII

                 Approval of Business Combinations

          Section 1. Supermajority Vote. Except as provided in Sections 2 and 3 of this Article VIII, neither the Corporation nor its Subsidiaries, if any, shall become a party to any Business Combination with a Related Person without the prior affirmative vote at a meeting of the Corporation's shareholders:

          (a) Of not less than sixty-six and two-thirds percent (66-2/3%) of all the votes entitled to be cast by the holders of the outstanding shares of all classes of Voting Stock of the Corporation considered for purposes of this Article VIII as a single class, and

          (b)  Of an Independent Majority of Shareholders.

          Such favorable votes shall be in addition to any shareholder vote which would be required without reference to this Section 1 and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or elsewhere in these Restated Articles of Incorporation or the Bylaws of the Corporation or otherwise.

          Section 2.  Fair Price Exception.  The provisions of
  Section 1 of this Article VIII shall not apply to a Business
  Combination if all of the conditions set forth in subsections (a) through (d) are satisfied.

          (a)  The fair market value of the property,
     securities or other consideration to be received per share by holders of each class or series of capital stock of the Corporation in the Business Combination is not less, as of the date of the consummation of the Business Combination (the "Consummation Date") than the higher of the following: (i) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) including brokerage commissions and solicitation fees paid by the Related Person in acquiring any of its holdings of such class or series of capital stock within the two year period immediately prior to the first public announcement of the proposed Business Combination ("Announcement Date") plus interest compounded annually from the date that the Related Person became a Related Person (the "Determination Date"), or if later from a date two years before the Consummation Date, through the Consummation Date, at the rate publicly announced as the "prime rate" of interest of Citibank, N.A. (or of such other major bank headquartered in New York as may be selected by a majority of the Continuing Directors) from time to time in effect, less the aggregate amount of any cash dividends paid and the fair market value of any dividends paid in other than cash on each share of such stock from the date from which interest accrues under the preceding clause through the Consummation Date up to but not exceeding the amount of interest so payable per share; OR (ii) the fair market value per share of such class or series on the Announcement Date as determined by the highest closing sale price during the 30-day period immediately preceding the Announcement Date if such stock is listed on a securities exchange registered under the Securities Exchange Act of 1934 or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to such stock during the 30-day period preceding the Announcement Date on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value of such stock immediately prior to the first public announcement of the proposed Business Combination as determined by the Continuing Directors in good faith. In the event of a Business Combination upon the consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation) Common Shares and/or the shares of any other class of stock retained by shareholders of the Corporation other than Related Persons who are parties to such Business Combination;

          (b) The consideration to be received in such Business Combination by holders of each class or series of capital stock of the Corporation other than the Related Person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring the majority of the shares of capital stock of such class or series already Beneficially Owned by it;

          (c) After such Related Person became a Related Person and prior to the consummation of such Business
     Combination: (i) such Related Person shall have taken steps to insure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of shares of Voting Stock of the Corporation from time to time owned by shareholders who are not Related Persons bears to all shares of Voting Stock of the Corporation outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors); (ii) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except upon conversion of convertible securities acquired by it prior to becoming a Related Person or as a result of a pro rata stock dividend, stock split or division of shares or in a transaction which satisfied all applicable requirements of this Article VIII);
     (iii) such Related Person shall not have acquired any additional shares of Voting Stock of the Corporation or securities convertible into or exchangeable for shares of Voting Stock except as a part of the transaction which resulted in such Related Person's becoming a Related Person; and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Continuing Directors of the Corporation; and

          (d) A proxy or information statement complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, as then in force for corporations subject to the requirements of Section 14 of such Act (even if the Corporation is not otherwise subject to Section 14 of such Act), shall have been mailed to all holders of shares of the Corporation's capital stock entitled Act), shall have been mailed to all holders of shares of the Corporation's capital stock entitled to vote with respect to such Business Combination. Such proxy or information statement shall contain on the face page thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, a fair summary of an opinion of a reputable investment banking firm addressed to the Corporation as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of shares of Voting Stock other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

          Section 3.  Director Approval Exception.  The
  provisions of Section 1 of this Article VIII shall not apply to a Business Combination if:

          (a) The Continuing Directors of the Corporation by not less than a sixty-six and two-thirds percent (66-2/3%) vote (i) have expressly approved a memorandum of understanding with the Related Person with respect to the Business Combination prior to the time that the Related Person with respect to the Business Combination prior to the time that the Related Person became a Related Person and the Business Combination is effected on substantially the same terms and conditions as are provided by the memorandum of understanding, or
     (ii) have otherwise approved the Business Combination (this provision is incapable of satisfaction unless there is at least one Continuing Director); or

          (b) The Business Combination is solely between the Corporation and another corporation, one hundred percent of the Voting Stock of which is owned directly or indirectly by the Corporation.

          Section 4.  Definitions.  For purposes of this
  Article VIII:

          (a)  A "Business Combination" means:

                         (i)  The sale, exchange,
          lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any Subsidiaries (in a single transaction or a Series of Related
          Transactions) of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, securities issued by a Subsidiary, if any);

                        (ii)  The purchase, exchange,
          lease or other acquisition by the Corporation or any Subsidiaries (in a single transaction or a Series of Related Transactions) of all or substantially all, or any Substantial
          Part, of the assets or business of a Related
          Person or any Affiliate or Associate of such Related Person;

                       (iii)  Any merger or
          consolidation of the Corporation or any
          Subsidiary thereof into or with a Related
          Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

                        (iv)  Any reclassification of
          securities, recapitalization or other
          transaction (other than a redemption in
          accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of shares of Voting Stock of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff or splitup of the Corporation or any Subsidiary thereof;
          provided, however, that this Section 4(a)(iv) shall not relate to any transaction that has been approved by a majority of the Continuing
          Directors; or

                         (v)  The acquisition upon the
          issuance thereof of Beneficial Ownership by a Related Person of shares of Voting Stock or securities convertible into shares of Voting
          Stock or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing shares of Voting Stock or voting securities of a Subsidiary, if any.

          (b) A "Series of Related Transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

          (c) A "Person" shall mean any individual, firm, corporation or other entity and any partnership, syndicate or other group.

          (d) "Related Person" shall mean any Person (other than the Corporation or any Subsidiary of the Corporation or the Continuing Directors, singly or as a group) who or that at any time described in the last sentence of this first paragraph of this subsection (d):

                         (i)  is the Beneficial Owner,
          directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of Voting Stock and who has not been the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of Voting Stock for a continuous period of two years prior to the date in question; or

                        (ii)  is an Affiliate of the
          Corporation and at any time within the two-year period immediately prior to the date in question (but not continuously during such two-year period) was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding shares of Voting Stock; or

                       (iii)  is an assignee of or has
          otherwise succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any

          Related Person, if such assignment or
          succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

          A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. For the purposes of determining whether a Person is the Beneficial Owner of ten percent (10%) or more of the voting power of the then outstanding Voting Stock, the outstanding Voting Stock shall be deemed to include any Voting Stock that may be issuable to such Person pursuant to a right to acquire such Voting Stock and that is therefore deemed to be Beneficially Owned by such Person pursuant to Section 4(e)(ii)(A). A Person who is a Related Person at (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (iii) the time immediately prior to consummation of a Business Combination shall be deemed a Related Person.

          A Related Person shall not include any Person who possesses more than ten percent (10%) of the voting power of the outstanding shares of Voting Stock of the Corporation at the time of filing these Restated Articles of Incorporation. In addition, a Related Person shall not include the Board of Directors of the corporation acting as a group.

          (e) A Person shall be a "Beneficial Owner" of any shares of Voting Stock:

                         (i)  which such Person or any
          of its Affiliates or Associates beneficially owns, directly or indirectly; or

                        (ii)  which such Person or any
          of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights exchange rights, warrants or options, or otherwise, or
          (B) the right to vote pursuant to any
          agreement, arrangement or understanding; or

                       (iii)  which are beneficially
          owned, directly or indirectly, by any other
          Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (f) An "Affiliate" of, or a person Affiliated with, a specific Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          (g)  The term "Associate" used to indicate a
     relationship with any Person, means (i) any corporation or organization (other than this Corporation or a majority-owned Subsidiary of this Corporation) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person, or
     (iv) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliate of such Person serves as investment advisor.

          (h) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph (d) of this
     Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (i) "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not associated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is not associated with the Related Person and is recommended to succeed a Continuing Director by not less than two-thirds of the Continuing Directors then on the Board.

          (j) "Independent Majority of Shareholders" shall mean the holders of the outstanding shares of Voting Stock representing a majority of all the votes entitled to be cast by all shares of Voting Stock other than shares Beneficially Owned or controlled, directly or indirectly, by a Related Person.

          (k) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally on the election of Directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

          (l) "Substantial Part" means properties and assets involved in any single transaction or a Series of Related Transactions having an aggregate fair market value of more than ten percent (10%) of the total consolidated assets of the Person in question as determined immediately prior to such transaction or Series of Related Transactions.

          Section 5. Director Determinations. A majority of the Continuing Directors shall have the power to determine for the purposes of this Article VIII, on the basis of information known to them: (a) the number of shares of Voting Stock of which any Person is the Beneficial Owner, (b) whether a Person is an Affiliate or Associate of another, (c) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner," (d) whether the assets subject to any Business Combination constitute a Substantial Part, (e) whether two or more transactions constitute a Series of Related Transactions, and (f) such other matters with respect to which a determination is required under this Article VIII.

          Section 6. Amendment of Article VIII or Certain Other Provisions. Any amendment, change or repeal of this
  Article VIII, Sections 1 or 6 of Article IX, Sections 2 or 10 of Article X, or any other amendment of these Restated Articles of Incorporation which would have the effect of modifying or permitting circumvention of this Article VIII or such other provisions of these Restated Articles of Incorporation, shall require the affirmative vote, at a meeting of shareholders of the Corporation:

          (a) Of at lease two-thirds (2/3) of the votes entitled to be cast by the holders of the outstanding shares of all classes of Voting Stock of the Corporation considered for purposes of this Article VIII as a single class; and

          (b)  Of an Independent Majority of Shareholders;

          Provided, however, that this Section 6 shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds (2/3) of the Directors who then qualify as Continuing Directors with respect to all Related Persons and any such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the Corporation Law.

          Section 7. Fiduciary Obligations Unaffected. Nothing in this Article VIII shall be construed to relieve any Related
  Person from any fiduciary duty imposed by law.

          Section 8. Article VIII Nonexclusive. The provisions of this Article VIII are nonexclusive and are in addition to any other provisions of law or these Restated Articles of Incorporation or the Bylaws of the Corporation relating to Business Combinations, Related Persons or similar matters.


                            ARTICLE IX

                             Directors

          Section 1. Number. The Board of Directors at the time of adoption of these Restated Articles of Incorporation is composed of fifteen (15) members, and the number of Directors shall be fixed by the Bylaws and may be changed from time to time by amendment to the Bylaws. Whenever the Bylaws provide that the number of Directors shall be nine (9) or more, the Bylaws may also provide for staggering the terms of the members of the Board of Directors by dividing the total number of Directors into two (2) or three (3) groups (with each group containing one-half (1/2) or one-third (1/3) of the total, as near as may be) whose terms of office expire at different times. Notwithstanding the first sentence of this Section 1, any amendment to the Bylaws that would effect

          (a) any increase in the number of Directors over such number as then in effect,

          (b) any reduction in the number of Directors from nine (9) or more to fewer than nine (9), or

          (c) any elimination or modification of the groups or terms of office of the Directors as the Bylaws then in effect may provide,

  shall also be approved by the affirmative vote of a majority of the entire number of Directors of the Corporation who then qualify as Continuing Directors with respect to all Related Persons (as such terms are defined for purposes of Article VIII hereof).

          Section 2. Election of Directors by Holders of Special Shares. The holders of one (1) or more series of Special Shares may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to

  Section 3(a) of Article VI hereof describing the terms of the series of Special Shares.

          Section 3.  Qualifications.  Directors need not be
  shareholders of the Corporation or residents of this or any other state in the United States.

          Section 4. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the Bylaws or, if the Bylaws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The Bylaws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

          Section 5. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

          In discharging his duties, a Director is entitled to
  rely on information, opinions, reports, or statements,
  including financial statements and other financial data, if prepared or presented by:

          (a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;

          (b) Legal counsel, public accountants, or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

          (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

  but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 5 unwarranted. A Director may, in considering the best interests of the Corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the Corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the Director considers pertinent.

          A Director is not liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director's office in compliance with this Section 5, and
  (b) the breach or failure to perform constitutes willful misconduct or recklessness.

          Section 6. Nonmonetary Factors in Acquisition Proposals. In connection with the exercise of its judgement in determining what is in the best interests of the Corporation and its Stockholders when evaluating a proposal by another person or persons to acquire some material part or all of the business or properties of the Corporation (whether by merger, consolidation, purchase of assets, stock reclassification or recapitalization, spinoff, liquidation or otherwise) or to acquire some material part or all of the stock of the Corporation (whether by a tender or exchange offer or some other means), the Board of Directors of the Corporation shall, in addition to considering the adequacy of the consideration to be paid in connection with any such transaction, consider all of the following factors and any other factors that it deems relevant: (a) the social and economic effects of the transaction on the Corporation and its subsidiaries and their employees, customers, creditors and communities in which the Corporation and its subsidiaries operate or are located;
  (b) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located; and (c) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates.


                             ARTICLE X

             Provisions for Regulation of Business and
                 Conduct of Affairs of Corporation

          Section 1. Meetings of Shareholders. Meetings of the Shareholders of the Corporation shall be held at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the Bylaws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

          Section 2. Special Meetings of Shareholders. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by the Corporation Law, may be called at any time by the Board of Directors or the person or persons authorized to do so by the Bylaws and shall be called by the Board of Directors if the Secretary of the Corporation receives one (1) or more written, dated and signed demands for a special meeting, describing in reasonable detail the purpose or purposes for which it is to be held, from the holders of shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. If the Secretary receives one (1) or more proper written demands for a special meeting of shareholders, the Board of Directors may set a record date for determining shareholders entitled to make such demand.

          Section 3. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the Bylaws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the Bylaws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

          Section 4. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this Section 4 is effective when the last director, shareholder or committee members, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders, or all members of the committee, as the case may be, and may be described as such in any document.

          Section 5. Bylaws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the Bylaws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided in
  Section 1 of Article IX hereof and as provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Restated Articles of Incorporation shall be stated in the Bylaws. The Board of Directors may also adopt Emergency Bylaws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency Bylaws by the affirmative vote of both (a) a majority of the entire number of Directors at the time and (b) a majority of the entire number of Directors who then qualify as Continuing Directors with respect to all Related Persons (as such terms are defined for purposes of Article VIII hereof).

          Section 6.  Interest of Directors.

          (a)  A conflict of interest transaction is a
     transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

               (1)  The material facts of the
          transaction and the Director's interest were disclosed or known to the Board of Directors or a Committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

               (2)  The material facts of the
          transaction and the Director's interest were disclosed or known to the Board of Directors or a Committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

               (3)  The transaction was fair to the
          Corporation.

          (b) For purposes of this Section 6, a Director of the Corporation has an indirect interest in a transaction if:

               (1)  another entity in which the Director
          has a material financial interest or in which the Director is a general partner is a party to the transaction; or

               (2)  another entity of which the director
          is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

          (c) For purposes of Section 6(a)(1), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 6. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 6(a)(1), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

          (d) For purposes of Section 6(a)(2), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in
     Section 6(b), may be counted in such a vote of shareholders.

          Section 7. Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

          Section 8.  Indemnification of Officers Directors and
  Other Eligible Persons.

          (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim,

                         (i)  if such Eligible Person
          is Wholly Successful with respect the Claim, or

                        (ii)  if not Wholly Successful,
          then if such Eligible Person is determined, as provided in either Section 8(f) or 8(g), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal Claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful.

                            The termination of any
          Claim, by judgement, order, settlement
          (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (ii) of this subsection (a).
          The actions of an Eligible Person with
          respect to an employee benefit plan subject to the Employee Retirement Income Security
          Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

          (b) The term "Claim" as used in this Section 8 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of the Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise: (i) by reason of his being or having been an Eligible Person, or (ii) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

          (c)  The term "Eligible Person" as used in this
     Section 8 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the

     Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

          (d) The terms "Liability" and "Expense" as used in this Section 8 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

          (e)  The term "Wholly Successful" as used in this
     Section 8 shall mean (i) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (iii) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

          (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any claim) shall be entitled to indemnification (i) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in clause (ii) of Section 8(a), and (ii) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee's finding that are within the possession or control of the Corporation.

          (g) If an Eligible Person claiming indemnification pursuant to Section 8(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 8(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under
     Section 8(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in clause (ii) of
     Section 8(a). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

          (h)  The rights of indemnification provided in this
     Section 8 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 8, the Board of Directors may, at any time and from time to time, (i) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (ii) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

          (i) Expenses incurred by an Eligible Person with respect to any Claim, may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of any undertaking by or on behalf of the recipient to repay such amount unless he is determined to be entitled to indemnification.

          (j) The provisions of this Section 8 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 8 that occurs subsequent to such person becoming an Eligible Person.

          (k) The provisions of this Section 8 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

          Section 9. Amendment or Repeal. Except as otherwise expressly provided for in these Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

          Section 10. Removal of Directors. Any or all of the members of the Board of Directors may be removed, for good cause, at a meeting of the shareholders called expressly for that purpose, by the affirmative vote of the holders of outstanding shares representing at least sixty-six and two-thirds percent (66-2/3%) of all the votes then entitled to be cast at an election of Directors. Directors may not be removed in the absence of good cause.




  Amended January 26, 1988